Exhibit 99

Puerto Rico Contact: Marilyn Santiago-Colón, Oriental Financial Group Inc. (787) 993-4648 U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP TO RECORD NON-CASH OTHER-THAN-
TEMPORARY IMPAIRMENT CHARGES;
COMMENTS ON PRELIMINARY THIRD QUARTER 2008 OPERATING
RESULTS
SAN JUAN, Puerto Rico, November 12, 2008 – Oriental Financial Group Inc. (NYSE: OFG) today announced that it will record non-cash, other-than-temporary impairment charges on certain investment securities for the quarter ended September 30, 2008 totaling $55.8 million, net of tax, equal to $2.29 per share (diluted).
José Rafael Fernández, President and Chief Executive Officer, commented, “It is important to note that these are non-cash accounting charges. These investment securities continue to perform. The Group maintains capital ratios comfortably in excess of regulatory requirements, and our operations continue to perform well, considering local economic conditions. Because the new adjusted cost basis of the assets affected will be lower, the effective yield on these securities is expected to increase going forward, which will improve our net interest income (NII) and net interest margin (NIM).”
Impaired Investment Securities
The securities subject to other than temporary impairment (OTTI) are an ALT A Hybrid ARM collateralized mortgage obligation purchased in late 2006 (the “ALT A CMO”) and certain collateralized debt obligations purchased in mid 2007 (the “CDOs”).
Impairment charges of $38.9 million are being recorded with respect to the ALT A CMO, representing the difference between the amortized cost of $159.0 million and the estimated fair value of $120.1 million, both as of September 30, 2008. OTTI is required due to probable loss of a minor portion of the security’s principal in excess of subordination level. In October 2008, Standard & Poor’s estimated the loss projection of the ALT A CMO at 16.4%, slightly surpassing the Group’s 15.9% subordination.
The aggregate fair value of the CDOs has been estimated at $40.1 million as of September 30, 2008, a difference of $19.9 million from its aggregate principal balance of $60.0 million. Although no loss is projected on the CDOs as a result of a recently achieved optimization of the investment structure, the Group has determined that the entire amount of the unrealized loss on these securities constituted an OTTI as of

September 30, 2008, requiring a $19.9 million OTTI charge, net of the anticipated tax effect of $3.0 million.
A substantial portion of the charges may be recovered and applied to earnings through the remaining life of these securities. This will result in a prospective increase to NII and NIM, to the extent these securities continue to perform as anticipated.
Capital Position
The Group maintains capital ratios in excess of regulatory requirements. At September 30, 2008, after these non-cash charges, the Leverage Capital Ratio was 5.98% (1.5 times the minimum of 4.00%), the Tier I Risk-Based Capital Ratio was 15.93% (4.0 times the minimum of 4.00%), and the Total Risk-Based Capital Ratio was 16.49% (2.1 times the minimum of 8.00%).
Preliminary 3Q08 Results & 10Q Filing
Oriental also announced preliminary results for the third quarter ended September 30, 2008. The Group expects to report a loss of $1.89 per share (diluted) for the quarter ended September 30, 2008. Excluding the OTTI charges announced today; a previously announced charge in connection with a transaction in which recoverability from the counterparty (Lehman Brothers Finance S.A) was deemed uncertain; and an income tax benefit, the Group would have reported earnings per share of $0.55 (diluted).
The Group expects to report results for the third quarter later this week, and also is requesting from the SEC an extension to file its Form 10-Q for such quarter until next Monday, November 17, 2008.
About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 44th year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 23 Oriental Group financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release because of developments occurring after the date of issuance.